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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.  Name:     CANADA LIFE OF AMERICA VARIABLE LIFE ACCOUNT 1


B.  Address of Principal Business Office (No. & Street, City, State, Zip Code):

              6201 Powers Ferry Road, NW
              Atlanta, Georgia 30339

C.  Telephone Number (including area code):

              (800) 333-2549

D.  Name and address of agent for service of process:

              Charles MacPhaul, Esq.
              Canada Life Insurance Company of America
              6201 Powers Ferry Road, NW
              Atlanta, Georgia 30339

    Copy to:

              Stephen E. Roth, Esq.
              Sutherland Asbill & Brennan LLP
              1275 Pennsylvania Avenue, N.W.
              Washington, DC  20004-2415

E.  Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

              Yes [X]            No [ ]


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                                    SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Atlanta, State of Georgia this 29 day of October, 1999.

(SEAL)                       CANADA LIFE OF AMERICA VARIABLE LIFE ACCOUNT 1
                                          (Name of Registrant)

                                CANADA LIFE INSURANCE COMPANY OF AMERICA
                                          (Name of Depositor)

                             By: /s/ RON BEETTAM
                                --------------------------------------

                                    NAME:  Ronald E. Beettam
                                          ----------------------------

                                    TITLE: President
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